Exhibit 23(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-81706, No. 33-62645, No. 333-35118, and No. 333-69690 on Form S-8 of REX American Resources Corporation and subsidiaries of our report dated February 28, 2014, relating to the consolidated financial statements of Patriot Holdings, LLC as of December 31, 2013 and 2012 and for the years then ended, and our report dated March 21, 2013, relating to the consolidated financial statements of Patriot Holdings LLC as of December 31, 2012 and 2011 and for the years then ended appearing in this annual Report on Form 10-K of REX American Resources Corporation and subsidiaries for the year ended January 31, 2014.

/s/ Boulay PLLP
Certified Public Accountants

Minneapolis, Minnesota
April 9, 2014